ASSET PURCHASE AGREEMENT
                           ------------------------


      This ASSET PURCHASE AGREEMENT (the "Agreement"), dated November 6, 1997, is entered into by and between Rail Products Acquisition Corp., a West Virginia corporation ("Buyer"), and Portec, Inc., a Delaware corporation ("Seller").

      WHEREAS, Seller, through its Railroad Products Group, which consists of the businesses operated through the Railway Maintenance Products Division in Pittsburgh, Pennsylvania ("RMPD"), the Shipping Systems Division in Oak Brook, Illinois ("SSD"), Portec, Ltd. in Lachine, Quebec ("Portec Canada"), and Portec (U.K.) Ltd. in North Wales ("Portec U.K."), (the "Rail Business"), manufactures, sells and distributes equipment used in the railroad industry; and

      WHEREAS, Buyer desires to purchase, and Seller desires to sell, those assets and properties of Seller that constitute substantially all of the assets of the Rail Business, together with the assets of the material and mechanical handling business operating from Portec U.K.'s facility, which business for purposes of this Agreement shall hereinafter be included within the term "Rail Business", for the consideration specified herein and subject to the assumption by Buyer of certain liabilities and obligations of and relating to the Rail Business;

      NOW, THEREFORE, in consideration of the mutual agreements and representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereto agree as follows:

ARTICLE 1.  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; RELATED
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MATTERS.
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      1.1   Purchase and Sale of Assets.  Subject to the provisions of this
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Agreement, Seller agrees  to sell, transfer, convey  and assign to  Buyer, and
Buyer agrees to purchase, accept and acquire from Seller for the consideration specified herein, at the Closing (as hereinafter defined) all of Seller's right, title and interest in and to the assets and properties used by it exclusively in connection with the Rail Business and owned or leased by it immediately prior to the time of the Closing, of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever
located,   except   for  the   Excluded   Assets   described  in   Section 1.2
(collectively, the "Subject Assets"). Without in any way limiting the generality of the foregoing, the Subject Assets shall include all of the assets and properties of Seller reflected on the balance sheet of the Rail Business dated as of August 31, 1997 (the "August 31, 1997 Balance Sheet"), plus all assets and properties relating to the Rail Business that may have been acquired in the ordinary course of business by Seller subsequent to the date of the August 31, 1997 Balance Sheet, less all assets and properties relating to the Rail Business that may have been disposed of in the ordinary course of business subsequent to the date of the August 31, 1997 Balance Sheet, and shall include all of the following types of assets and properties held or used by Seller or any Subsidiary (as hereinafter defined) in the conduct of the Rail Business and owned or leased by Seller or any Subsidiary immediately prior to the time of the Closing:

      (a) All notes and accounts receivable, trade accounts, contract receivables, employee advances and other debts owing to Seller or any Subsidiary in connection with the Rail Business;

      (b) All machinery and equipment, vehicles, tools, office furniture, supplies, and all other tangible personal property owned or leased by Seller or any Subsidiary and used in connection with the Rail Business (the "Tangible Personal Property"), including, without limitation, the Tangible Personal Property set forth on Schedule 1.1(b);

      (c) All real property set forth on Schedule 1.1(c), together with the buildings, structures and other improvements thereon and other interests therein owned by Seller and used by Seller or any Subsidiary in connection with the Rail Business, except any real property which is set forth in Section
1.2 as an Excluded Asset (the "Real Estate");

      (d) All inventories, including raw materials, work-in-process and finished goods, and supplies owned by Seller or any Subsidiary and relating to the Rail Business (the "Inventories");

      (e) All prepaid claims and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits of Seller or any Subsidiary relating exclusively to the Rail Business;

      (f) To the extent transferable, all of Seller's and any Subsidiary's rights and interests under all contracts, agreements, leases, licenses, un-filled purchase orders and unfilled sales orders relating exclusively to the Rail Business, including but not limited to the Significant Contracts (as hereinafter defined) set forth on Schedule 3.11;

      (g) To the extent transferable, all consents, registrations, approvals, permits, licenses, orders or authorizations issued to Seller or any Subsidiary by any governmental or regulatory authority of the United States, the several states or any foreign jurisdiction and relating exclusively to the Rail Business (the "Permits");

      (h) All trademarks, trade names, brand names, logos, service marks, copyrights, designs, inventions, patents, patent applications, patent rights, licenses, sublicenses, franchises, formulas, processes, product specifications, research records, trade secrets, technology, know-how and other proprietary rights and intellectual property owned by Seller or any Subsidiary or in which Seller or any Subsidiary has rights and used by Seller or any Subsidiary exclusively in connection with the Rail Business, excluding all trademarks, trade names, brand names, logos, service marks and other intellectual property which use the name "Portec" (collectively, the "Intellectual Property");

      (i) All the books and records of Seller or any Subsidiary, including items stored on magnetic tape or on microfiche, relating exclusively to the Rail Business, and necessary for the operation of the Rail Business in the ordinary course, including, without limitation, customer lists and records, sales information, advertising and marketing materials, supplier records, cost and pricing information, production data, employment and personnel records, tax records and other records (collectively, "Books and Records");

      (j) All the goodwill of Seller and any Subsidiary relating to the Rail Business except as set forth in Section 1.2;

      (k) All of the issued and outstanding capital stock of Portec U.K. (the "Portec U.K. Shares"); and

      (l) All of the issued and outstanding capital stock of Portec Canada (the "Portec Canada Shares").

      1.2   Excluded Assets.  The Subject Assets shall not include, and Seller
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shall not be obligated to  sell and Buyer shall not be  obligated to purchase, any right, title or interest of Seller or any Subsidiary in or to the following assets or properties of and or relating to the Rail Business (collectively, the "Excluded Assets"):

      (a) all right, title and interest in and to any trademark, trade names, brand names, logos, service marks or other intellectual property which use the name "Portec", and all derivatives thereof and all goodwill generated thereby or associated therewith;

      (b) all cash and cash equivalents on hand or in bank accounts (including all collected funds and items in the process of collection received in bank accounts associated with the Rail Business through 11:59 p.m., local time, on the day prior to the Closing Date (as hereinafter defined));

      (c) all Seller Refunds (as hereinafter defined) with respect to Income Taxes (as hereinafter defined) as set forth in Section 7.6;

      (d) any assets to the extent relating to any of the Excluded Assets or Excluded Liabilities (as hereinafter defined); including, without limitation, any books and records (other than the Books and Records); and

      (e)   all prepaid taxes related to the Rail Business.

      1.3   Assumption of Liabilities. Buyer agrees that, from and after the
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Closing,  except  for  the  liabilities  and  obligations  of  Seller  or  any
Subsidiary specifically provided for in Section 1.4 as being retained by Seller, neither Seller nor any Subsidiary shall have any liability or responsibility for any liability or obligation of or arising out of or relating to the Rail Business, or the ownership or operation by Seller or any Subsidiary of the Rail Business, of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (such liabilities and obligations,
except  for   the  Excluded   Liabilities  (as  hereinafter   defined),  being
collectively referred to as the "Assumed Liabilities"), including but not
limited to  the Assumed Liabilities set  forth on Schedule 1.3.   Accordingly,
Buyer agrees that, effective upon the Closing, Buyer shall assume and be responsible for any liability, loss, damage, claim (including third party
claims),   cost  or   expense  (including   reasonable  attorneys'   fees  and
disbursements) incurred or suffered by Seller or any Subsidiary arising out of any of the Assumed Liabilities. Notwithstanding the foregoing, Buyer shall be entitled to continuation of coverage under any policy of insurance for Seller's benefit in connection with any litigation pending against Seller at the Closing Date, including, without limitation, the Banks matter listed on
Schedule 1.3, and Seller shall cooperate with Buyer to ensure such continued coverage by obtaining the consent to an assignment of existing coverage from the appropriate insurance carriers.

      1.4   Excluded Liabilities.  Buyer shall not assume, pay or discharge
            --------------------
any of the obligations or liabilities of Seller or any Subsidiary set forth on
Schedule 1.4 (the "Excluded Liabilities"). Seller shall be responsible for the payment, performance and discharge of all of the obligations and liabilities set forth on Schedule 1.4 and shall be responsible for any liability, loss, damage, claim (including third party claims), cost or expense (including reasonable attorneys' fees and disbursements) incurred or suffered by Buyer arising out of any of the Excluded Liabilities. Notwithstanding the foregoing, any and all claims by third parties outstanding at the Closing Date for which Seller has insurance coverage (including but not limited to those lawsuits pending against Seller at the Closing Date) shall be deemed Excluded Liabilities to the extent of available insurance coverage. To the extent Seller does not have insurance for any such claim Buyer agrees to indemnify and hold Seller harmless from such claims, including any deductible amounts and attorney fees required to be paid by Seller.

      1.5   Purchase Price.  In full consideration of the sale, transfer,
            --------------
conveyance and assignment of the Subject Assets to Buyer, Buyer will assume the Assumed Liabilities as of the Closing and pay to Seller in cash, a purchase price (the "Purchase Price") in the amount of $26,500,000, subject to adjustment as set forth in Section 1.7.

      1.6   Allocation of Purchase Price.  The Purchase Price will be
            ----------------------------
allocated among the Subject Assets in the manner set forth in an allocation schedule mutually agreed to by Buyer and Seller within 30 days after the Closing Date. Buyer and Seller each hereby agrees that it will not take any position that varies from or is inconsistent with such allocation in any filing made by such party for federal, state or local income tax purposes.

      1.7   Purchase Price Adjustment.
            -------------------------

      (a) Within 10 business days after the Closing Date, Seller shall prepare and deliver to Buyer a closing balance sheet of the Rail Business as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall fairly present the items listed thereon as of the Closing Date on a basis consistent with the accounting principles, practices, procedures and policies that were used in preparing the August 31, 1997 Balance Sheet, except that Seller and Buyer agree that all matters relating to the October 1997 fire at Seller's Canadian production facility shall have no effect on the Closing Balance Sheet and shall be governed by
Section 1.9 of this Agreement. Buyer shall have a period of five days after delivery of the Closing Balance Sheet to review it and make any objections it may have in writing to Seller. If no written objections are made by Buyer within such five-day period, then the Closing Balance Sheet shall be final and binding on the parties hereto. If Buyer delivers written objections to Seller within such five-day period, then the parties shall have an additional five days within which to resolve any disputed matters. If they are unable to do so, the specific matters in dispute shall be submitted to a Big Six independent accounting firm (other than Samson Belair Deloitte & Touche S.E.N.C. and Price Waterhouse L.L.P.) as may be approved by Seller and Buyer, which firm shall render its opinion as to such matters as expeditiously as possible and in any event within 10 days of submission. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination on the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of such independent accounting firm shall be borne one-half by Seller and one-half by Buyer.

      (b) In the event "Total Proprietary Interest," as shown on the Closing Balance Sheet, is less than $16,680,769, the Purchase Price shall be reduced dollar-for-dollar by the amount by which $16,680,769 exceeds "Total Proprietary Interest," and Seller shall promptly pay the amount of such difference to Buyer, together with interest thereon from the Closing Date to the date of such payment at a rate per annum equal to 8%. In the event "Total Proprietary Interest" exceeds $16,680,769, the Purchase Price shall be increased dollar-for-dollar by the amount by which $16,680,769 is less than "Total Proprietary Interest," and Buyer shall promptly pay the amount of such difference to Seller, together with interest thereon from the Closing Date to the date of such payment at a rate per annum equal to 8%.

      (c) Seller agrees to reduce the Purchase Price in an amount equal to the accumulated benefit obligation determined for a continuing plan and as defined for financial statement disclosure purposes under Statement of Financial Accounting Standards No. 87 as of the Closing Date using actuarial assumptions to be mutually agreed upon by Seller and Buyer less the assets to be transferred as contemplated in Section 7.2; provided, however, that there shall be no such reduction in the Purchase Price if the amount computed pursuant to this paragraph (c) is less than zero. In the event of such Purchase Price reduction, Seller shall pay the amount of such reduction to Buyer promptly following the date of the transfer of assets contemplated in
Section 7.2.

      1.8   Guarantee.  Concurrently with the execution of this Agreement,
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Buyer shall cause Marshall T. Reynolds ("Guarantor") to execute and deliver to
Seller a guarantee in the form attached hereto as Exhibit A (the "Guarantee") pursuant to which (a) Guarantor unconditionally and irrevocably guarantees to Seller the full and punctual performance of all of Buyer's covenants, agreements, obligations and liabilities under this Agreement and recognizes the same as his own debt and obligation, (b) Guarantor agrees that the Guarantee shall not be affected by and shall remain in full force and effect and be fully enforceable against Guarantor notwithstanding any failure, omission or forbearance by Seller to exercise any right or enforce any obligation under this Agreement, or any release or waiver by Seller of any right or obligation hereunder or thereunder, any change or modification of or amendment to this Agreement, or any extension of time for performance granted or permitted by Seller, and (c) Seller shall not be required to proceed first against Buyer or any other person before enforcing the Guarantee (although Seller may, at its option, proceed first against Buyer or any such other person without affecting Seller's rights against Guarantor), and Seller may enforce the Guarantee against Guarantor without regard to whether Seller shall have proceeded, or may proceed, against any other party with respect to any or all matters as to which the Guarantee is enforced.

      1.9   Insurance.  In connection with the proceeds to be received by
            ---------
Portec Canada under its Wausau Business Property Policy #2768 00 022092 (the "Policy") as a result of damage caused by the October 1997 fire to Seller's Canadian production facility, Seller and Buyer agree that Seller shall be entitled to that portion of the insurance proceeds, less the applicable deductible equal to the amount of all payments made by Seller or Portec Canada prior to Closing, as set forth in a certificate signed by the Chief Financial Officer of Seller and Portec Canada and delivered to Buyer in respect of the Canadian production facility. If such amount is greater than the applicable deductible under the Policy, Buyer shall pay such excess to Seller at the Closing, and if such amount is less than the applicable deductible under the Policy, Seller shall pay such deficiency to Buyer at the Closing. For the purposes of the Purchase Price Adjustment discussed in Section 1.7, expenses, payables, insurance receivables, insurance reimbursements and other accounts related to the October 1997 fire will be excluded from the Closing Balance Sheet.

ARTICLE 2.  THE CLOSING.
---------   -----------

      2.1   Time and Place of Closing.  The closing of the purchase and sale
            -------------------------
provided for in this Agreement (the "Closing") shall be held at 9:00 A.M., local time, on the first business day following the date on which the last of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement, at the offices of Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606, or at such other place, date or time as may be fixed by mutual agreement of the parties (the "Closing Date").

      2.2   Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause
            -------------------
to be delivered to Seller:

      (a) The Purchase Price in immediately available funds by wire transfer to an account of Seller.

      (b)   The amount, if any, determined pursuant to Section 1.9.

      (c) An Agreement for Assumption of Liabilities substantially in the form attached hereto as Exhibit B.

      (d)   The officer's certificate referred to in Section 6.2 (b).

      (e) Such other instruments of assumption and transfer, certificates and documents, in form and substance satisfactory to counsel for Seller, as Seller may reasonably request.

      2.3   Deliveries by Seller.  At the Closing, Seller shall deliver or
            --------------------
cause to be delivered to Buyer:

      (a)   The amount, if any, determined pursuant to Section 1.9.

      (b) An Assignment and Bill of Sale substantially in the form attached hereto as Exhibit C.

      (c)   The officer's certificate referred to in Section 6.1(b).

      (d)   The  legal opinion  of  Seller's counsel  referred  to in  Section
6.1(c).

      (e) Stock certificates evidencing the Portec U.K. Shares and the Portec Canada Shares, duly endorsed in blank or accompanied by duly executed stock powers in blank.

      (f) Such other assignments, deeds, conveyances and other instruments of transfer, certificates and documents, in form and substance satisfactory to counsel for Buyer, as Buyer may reasonably request to effect the sale to Buyer of the Subject Assets and to convey good title to the same as contemplated by this Agreement.

      2.4   Deliveries by Seller and Buyer.  At the Closing, Seller and Buyer
            ------------------------------
shall deliver:

      (a) A License Agreement which Buyer and Seller agree to execute as of the Closing Date substantially in form and substance reasonably satisfactory to Buyer and Seller, by which Seller will grant Buyer (i) a perpetual, non-exclusive, worldwide, royalty-free license to use the trade name "Portec" as a product identifier to identify inventory of the Rail Business, (ii) a six month, exclusive, royalty-free license to use the "Pathfinder" trade name in connection with the Rail Business in the United Kingdom and Europe subject to the terms and conditions set forth in the License Agreement and (iii) the right to use the existing stock of advertising material for the Rail Business for a term not to exceed one year from the Closing Date.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.
---------   ----------------------------------------

      Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date hereof:

      3.1   Corporate Organization and Qualification.
            ----------------------------------------

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by the Rail Business require such qualification and where failure so to qualify or be in good standing would have a material adverse effect on the business or financial condition of the Rail Business (a "Material Adverse Effect"). For purposes of this Agreement, the parties agree the effect of the October 1997 fire at Seller's Canadian production facility as described in Schedule 3.19, on the business or financial condition of the Rail Business shall not constitute a Material Adverse Effect. Seller has the corporate power and authority to carry on its business substantially as it is now being conducted. Seller has delivered to Buyer a complete and correct copy of its certificate of incorporation and by-laws, in each case as amended to date, and such certificate of incorporation and by-laws are in full force and effect as of the date hereof.

      (b) Portec U.K. is a corporation duly organized, validly existing and in good standing under the laws of England. Portec U.K. has the corporate power and authority to carry on its business substantially as it is now being conducted. Seller has delivered to Buyer a complete and correct copy of Portec U.K.'s incorporation documents and by-laws in each case as amended to date, and such incorporation documents and by-laws are in full force effect as of the date hereof.

      (c) Portec Canada is a corporation duly organized, validly existing and in good standing under the laws of Canada. Portec Canada has the corporate power and authority to carry on its business substantially as it is now being conducted. Seller has delivered to Buyer a complete and correct copy of Portec Canada's incorporation documents and by-laws in each case as amended to date, and such incorporation documents and by-laws are in full force and effect as of the date hereof (Portec U.K. and Portec Canada referred to herein collectively, as the "Subsidiaries" and individually, as "Subsidiary").

      3.2   Corporate Authority.  The execution, delivery and performance of
            -------------------
this Agreement has been duly authorized by the Board of Directors of Seller in conformity with the requirements of Seller's certificate of incorporation and by-laws and applicable law. Seller represents and warrants that no action of Seller's stockholders is or will be required to approve this Agreement or to consummate the transactions contemplated hereby. Seller has the requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

      3.3   Capitalization of the Subsidiaries
            ----------------------------------
      (a) The authorized capital stock of Portec U.K. consists of 200,000 shares of common stock, par value Pounds 1 per share of which 158,500 shares, comprising the Portec U.K. Shares, are issued and outstanding. All of the issued and outstanding Portec U.K. Shares have been validly issued and are fully paid and nonassessable. Seller is the record and beneficial owner of the Portec U.K. Shares free and clear of any liens, security interests or other encumbrances. Except for the Portec U.K. Shares, there are no shares of capital stock or other equity securities of Portec U.K. outstanding, nor are there any securities outstanding convertible into, exchangeable for or carrying the right to acquire, or any voting agreements with respect to, any equity securities of Portec U.K. or any subscriptions, warrants, options, rights or other arrangements obligating Portec U.K. to issue or acquire any of its equity securities.

      (b) The authorized capital stock of Portec Canada consists of an unlimited number of shares of common stock, of which 100 shares, comprising the Portec Canada Shares, are issued and outstanding. All of the issued and outstanding Portec Canada Shares have been validly issued and are fully paid and nonassessable. Seller is the record and beneficial owner of the Portec
Canada Shares free and clear of any liens, securities interests or other encumbrances. Except for the Portec Canada Shares, there are no shares of capital stock or other equity securities of Portec Canada outstanding, nor are there any securities outstanding convertible into, exchangeable for or carrying the right to acquire, or any voting agreements with respect to, any equity securities of Portec Canada or any subscriptions, warrants, options, rights or other arrangements obligating Portec Canada to issue or acquire any of its equity securities.

      (c) Upon delivery to Buyer at the Closing of stock certificates evidencing the Portec U.K. Shares and the Portec Canada Shares, duly endorsed by Seller for transfer to Buyer or accompanied by duly executed stock powers in blank, and upon the receipt by Seller of the Purchase Price, title to the Portec U.K. Shares and the Portec Canada Shares, will pass to Buyer, free and clear of any liens, security interests or other encumbrances.

      3.4   No Violation.  Subject to compliance with the HSR Act (as defined
            ------------
in Section 3.5), the execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby by Seller will not, constitute or result in (a) a breach or violation of the certificate of incorporation or by-laws of Seller, (b) a breach or violation of, or a default (with or without the giving of notice or the passage of time) under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to, any provision of any agreement reflecting obligations of Seller for borrowed money, or (c) a violation of any law, rule, ordinance or regulation, or judgment, ruling, order, writ, injunction, or decree, or governmental or nongovernmental permit or license, applicable to Seller or any Subsidiary or the Subject Assets, other than breaches, violations, defaults or encumbrances which would not have a Material Adverse Effect.

      3.5   Governmental Consents.  Other than as required under the Hart-
            ---------------------
Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no notices, reports or other filings are required to be made by Seller or any Subsidiary with, and no consents, registrations, approvals, permits, licenses, orders or authorizations are required to be obtained by Seller or any Subsidiary from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement.

      3.6   Financial Statements.  Seller has delivered to Buyer the balance
            --------------------
sheet of RMPD, SSD, Portec U.K., and Portec Canada as of August 31, 1997 (being the August 31, 1997 Balance Sheet, a copy of which is set forth in
Schedule 3.6), December 31, 1996 and December 31, 1995 and statements of income of RMPD, SSD, Portec U.K., and Portec Canada for the periods then ended (collectively, the "Financial Statements"). The December 31 statements for Portec U.K. and Portec Canada have been audited. The December 31 statements for RMPD, SSD, Portec U.K. and Portec Canada have been prepared in connection with the preparation of Seller's audited financial statements and in accordance with generally accepted accounting principles (except for the December 31 statements of Portec U.K. which have been prepared in accordance with local statutory requirements) applied consistently during the periods covered thereby except as set forth therein. Together with the notes thereto, the Financial Statements present fairly the financial condition of the Rail Business at the dates of said statements and the results of its operations for the periods covered thereby.

      3.7   Absence of Undisclosed Liabilities.  Neither Seller nor any
            ----------------------------------
Subsidiary has any material liabilities (whether accrued, absolute, contingent or otherwise) with respect to the Rail Business that exist or arise out of any transaction or state of facts existing on the date hereof that would be required by generally accepted accounting principles to be reflected on a balance sheet prepared as of the date hereof other than (a) liabilities as and to the extent reflected or reserved against in the Financial Statements (or disclosed in a footnote thereto), (b) liabilities incurred in the ordinary course of business since the date of the August 31, 1997 Balance Sheet, (c) liabilities arising under Significant Contracts listed in Schedule 3.11 or other contracts entered into in the ordinary course of business but not required to be listed in Schedule 3.11 or (d) liabilities which individually or in the aggregate do not have a Material Adverse Effect.

      3.8   Inventories.  Except as set forth on Schedule 3.8, (i) the
            -----------
Inventories reflected in the Financial Statements have been valued at the lower of cost or market in accordance with generally accepted accounting principles applied on a consistent basis and (ii) the Inventories (except for items previously written off but remaining in the manufacturing facilities of Seller or any Subsidiary) are of good quality and saleable or usable for their intended purposes, conform to applicable specifications, and do not exceed Seller's normal requirements.

      3.9   Taxes.  With respect to the Rail Business, all tax returns,
            -----
declarations and other reports required to be filed by Seller and any Subsidiary, have been timely filed or a request for extension has been made, and all taxes shown as due thereon, together with any applicable interest and penalties, have been paid or reserved for in the accounting records of Seller or any Subsidiary except for taxes that are being contested in good faith and except for unpaid taxes that would not have a Material Adverse Effect.

      3.10  Properties.
            ----------

      (a)   Real Property.  Schedule 1.1(c) sets forth a complete and accurate
            -------------
list of the Real Estate. Seller has good title or a valid leasehold interest in all of the Real Estate, free and clear of all security interests, mortgages, liens, pledges, encumbrances, easements, restrictions and other title defects to all of the Real Estate, except (i) as specifically identified in Schedule 1.1(c) or reflected in the August 31, 1997 Balance Sheet, (ii) liens for taxes or assessments not yet due or being contested in good faith,
(iii) easements for public utilities and (iv) liens and imperfections of title which do not render title unmarketable or substantially interfere with the use and enjoyment of the property in the manner now being used by Seller (collectively, the "Permitted Liens").

      (b)   Personal Property.  Schedule 1.1(b) sets forth a list of
            -----------------
substantially all of the Tangible Personal Property owned by Seller or either Subsidiary included in the Subject Assets. To Seller's knowledge, except for assets that are not in the aggregate necessary or material to the operation of the Rail Business, all items of Tangible Personal Property included in the Subject Assets are in workable condition, normal wear and tear excepted. Either Seller, Portec U.K. or Portec Canada has good title, free and clear of all security interests, mortgages, liens, pledges, encumbrances or other charges, to the Tangible Personal Property included in the Subject Assets, except for (i) liens which do not substantially interfere with the use and enjoyment of the property in the manner now being used by Seller, Portec U.K. or Portec Canada (ii) liens for taxes or assessments not yet due or being contested in good faith, (iii) liens which individually or in the aggregate do not have a Material Adverse Effect, and (iv) property as to which Seller, Portec U.K. or Portec Canada has a valid leasehold interest.

      3.11  Significant Contracts.  Schedule 3.11 sets forth a complete and
            ---------------------
accurate list of all contracts and commitments of a material nature under which Seller or any Subsidiary is obligated on the date hereof and exclusively relating to the Rail Business (the "Significant Contracts"), including the following:

      (a) Each order to or contract with a supplier for the future purchase of materials, supplies or services which involves the expenditure by Seller or any Subsidiary of more than $10,000 or which will not be fully performed within six months after the date hereof;

      (b) Each contract for the sale of products by Seller or any Subsidiary under which the undelivered balance of such products has a selling price in excess of $10,000 or under which the date for completing delivery or performance is more than six months after the date hereof;

      (c) Any contract authorizing others to manufacture, sell or distribute any of the products of the Rail Business;

      (d) Any contract under which Seller or any Subsidiary has granted or is obligated to grant rights to others to use any trademark, patent, invention, secret process or know-how of Seller;

      (e) Any contract under which Seller or any Subsidiary manufactures, sells, markets or distributes products or services for others or is granted rights by others under any trademark, patent, invention, secret process or know-how;

      (f) All consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which Seller or any Subsidiary performs services for others;

      (g) All leases of Real Estate or personal property of Seller or any Subsidiary with respect to the Rail Business with annual rentals of greater than $10,000 or a remaining term in excess of one year, except for leases which can be canceled by Seller or any Subsidiary within 60 days without liability;

      (h) All contracts relating to the employment, engagement, compensation or termination of officers or employees of the Rail Business and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any officers or employees of the Rail Business, including all benefit plans described in
Section 3.16;

      (i) All loans, loan commitments, letters of credit or other financial accommodations, arrangements or evidences of indebtedness, including modifications or amendments thereof, extended to or for the benefit of Seller or any Subsidiary;

      (j) Each other material contract to which Seller or any Subsidiary is a party or under which it is obligated, whether or not made in the usual or ordinary course of business, and which either contemplates the expenditure by Seller or any Subsidiary of more than $10,000 or calls for the performance by Seller or any Subsidiary of obligations which will not be fully performed within six months after the date hereof;

      (k) All contracts containing covenants of Seller or any Subsidiary with respect to the Rail Business not to compete in any line of business or with any person in any geographical area;
      (l) The Collective Labour Agreement effective September 1, 1995 and August 30, 1998 between Portec, Ltd. and the United Steel Workers of America, AFL-CIO-CCL, Local No. 8917; and

      (m) Each other contract made other than in the ordinary course of business of the Rail Business to which Seller or any Subsidiary is a party or under which Seller is obligated.

      3.12  No Defaults.  Seller and each Subsidiary has fulfilled or taken
            -----------
all action reasonably necessary to date to enable each of them to fulfill when due, all material obligations under all of the Significant Contracts, and there have not occurred any defaults or other events which with the lapse of time or election of any other party, will become defaults under such Significant Contracts.

      3.13  Compliance with Laws.  To the knowledge of Seller,  the Rail
            --------------------
Business is in compliance in all respects with all applicable laws, regulations and requirements of each jurisdiction in which the Rail Business is carried on, except where the failure to comply therewith, individually or in the aggregate, does not have a Material Adverse Effect. Except as set forth in Schedule 3.13, Seller and each Subsidiary has all Permits necessary for the operation of the Rail Business as presently conducted, except where the absence thereof, individually or in the aggregate, does not have a Material Adverse Effect.

      3.14  Litigation.  Except as set forth on Schedule 3.14, there is no
            ----------
claim, action, suit or proceeding pending or, to the knowledge of Seller, threatened with respect to the Rail Business against Seller or any Subsidiary which, individually or in the aggregate, or in the future, insofar as can reasonably be foreseen, will have, a Material Adverse Effect or which would prevent, delay or hinder the consummation of the transactions contemplated by this Agreement.
      3.15  Employee Benefits. (a) For purposes of this Agreement, the
            -----------------
following capitalized terms have the meanings set forth below:

      (i)   "Employee" means any individual who, on the Closing Date, is
            ----------
employed by Seller or any Subsidiary in the Rail Business in any active or inactive status, and whose current employment in the Rail Business has not been terminated and, if applicable, any beneficiary thereof.

      (ii)  "Former Employee" means any individual employed or formerly
            -----------------
employed in the Rail Business by Seller or any Subsidiary and whose employment has been terminated prior to the Closing Date and if applicable, any beneficiary thereof.

      (iii) "Rail Business Benefit Arrangement" means any employment,
            -----------------------------------
severance or similar contract, arrangement or policy, or any plan or arrangement providing for severance benefits, insurance coverage (including any self-insured arrangements), worker's compensation, disability benefits, supplemental unemployment benefits, vacation or holiday benefits, pension or retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, fringe benefits or other forms of compensation or any post-retirement or post-employment benefits that (i) is not a Rail Business Employee Plan, (ii) is entered into or maintained, as the case may be, by Seller or any Subsidiary, and (iii) covers any Employee or Former Employee.

      (iv)  "Rail Business Employee Plan" means any employee pension benefit
            -----------------------------
plan, as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is administered, maintained or contributed to by Seller or any Subsidiary and (iii) covers any Employee or Former Employee.

      (b) Schedule 3.15 identifies each Rail Business Employee Plan and each Rail Business Benefit Arrangement. Each such Rail Business Employee Plan and Rail Business Benefit Arrangement has been maintained in compliance, in all material respects, with its terms and with the requirements prescribed by any applicable statutes and regulations. There are no actions, suits, arbitrations or other proceedings pending (other than routine claims for benefits) with respect to any Rail Business Employee Plan or Rail Business Benefit Arrangement.

      3.16  Environmental Protection.  Except as set forth in Schedule 3.16,
            ------------------------
to the knowledge of Seller, Seller and each Subsidiary has obtained all required Permits with respect to the Rail Business under any Environmental Laws, and Seller and each Subsidiary is in material compliance with all terms and conditions of all required Permits. Seller makes no representation or warranty as to the compliance of the Rail Business with Environmental Laws after the Closing, as to the nature, extent or cost of any cleanup or other remedial action that may be required in connection with any notifications and violations, if any, disclosed in Schedule 3.16, or as to the availability to Buyer of Permits under Environmental Laws having the same terms and conditions as those held by Seller in connection with the Rail Business. As used in this Agreement, the term "Environmental Laws" means all federal, state and local laws and regulations, court and administrative orders, permits and approvals relating to environmental protection and pollution control, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, and the Safe Drinking Water Act.

      3.17  Labor Matters.  With respect to the Rail Business, Seller and each
            -------------
Subsidiary is in compliance in all material respects with all applicable laws relating to the employment of labor, including those relating to wages, hours, the withholding and payment of taxes and contributions, safety and civil rights. The Rail Business has not at any time in the last five years had any walkout, labor strike, dispute, slowdown or stoppage and, to the knowledge of Seller, no such walkout, labor strike, dispute, slowdown or stoppage is threatened.

      3.18  Intellectual Property.  Schedule 3.18 sets forth a complete and
            ---------------------
correct list of the Intellectual Property. Except as set forth in Schedule 3.18, Seller owns the entire right, title and interest in and or has a valid license or grant to use the Intellectual Property and has not entered into any license or similar agreements authorizing its use by others. No director, officer, shareholder or employee of Seller owns, directly or indirectly in whole or in part, any patent, trademark, trade name, service mark, copyright or application therefor which is being used in or is necessary to the conduct of the Rail Business. Except as set forth in Schedule 3.18, neither the validity of any such item nor the use thereof by Seller is the subject of any litigation, nor has Seller received notice that any such litigation is threatened. To the knowledge of Seller, the conduct of the Rail Business as currently operated does not conflict with the valid patent, trademark or copyright rights of others in any way that materially and adversely affects or, insofar as reasonably can be foreseen, will materially and adversely affect the Rail Business, and Seller has not received any written notification that any such conflict has been asserted by any third party.

      3.19  Absence of Certain Changes.  Except as set forth in Schedule 3.19,
            --------------------------
or as permitted or contemplated by this Agreement, since the date of the August 31, 1997 Balance Sheet:

      (a) Seller and each Subsidiary has conducted the Rail Business in the ordinary course of business and there has not been any change which has had or would have a Material Adverse Effect.

      (b) Neither Seller nor any Subsidiary has (i) suffered any damage, destruction or casualty loss to its physical properties which, individually or in the aggregate, has a Material Adverse Effect and which is not covered by insurance, subject to applicable deductibles; (ii) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except for obligations, liabilities and transactions that do not individually or in the aggregate have a Material Adverse Effect; (iii) increased the rate or terms of compensation payable or to become payable by the Rail Business to any of its key employees, or increased the rate or terms of any bonus, Rail Business Benefit Arrangements or Rail Business Employee Plan covering any of its key employees, except in each case increases occurring in the ordinary course of business in accordance with the customary practices of the Rail Business (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing contract; or (iv) sold, leased, mortgaged, pledged or encumbered any assets or properties material to the Rail Business.

      3.20  Brokers and Finders' Fee.  Neither Seller nor any Subsidiary has
            ------------------------
employed any broker or finder or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except for Wasserstein Perella & Co., the fees and expenses of which will be paid by Seller.

      3.21  Complete Rights.  The Subject Assets include all assets and
            ---------------
properties, and all rights, used for the conduct of the Rail Business and are sufficient to permit Buyer to conduct the Rail Business as heretofore conducted by Seller, in each case, other than the Excluded Assets.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.
---------   ---------------------------------------

      Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof:

      4.1   Organization and Qualification.  Buyer is a corporation duly
            ------------------------------
organized, validly existing and in good standing under the laws of the State of West Virginia. Buyer has the corporate power and authority to carry on its business substantially as it is now being conducted. Buyer has delivered to Seller a complete and correct copy of Buyer's articles of incorporation and by-laws, in each case as amended to date, and such articles of incorporation and by-laws are in full force and effect as of the date hereof.

      4.2   Corporate Authority.  The execution, delivery and performance of
            -------------------
this Agreement has been duly authorized by the Board of Directors of Buyer in conformity with the requirements of Buyer's articles of incorporation and by-laws and applicable law. Buyer has the requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

      4.3   No Violation.  The execution and delivery of this Agreement by
            ------------
Buyer do not, and the consummation of the transactions contemplated hereby by Buyer will not, constitute or result in (a) a breach or violation of the articles of incorporation or by-laws of Buyer or (b) a breach or violation of, or a default (with or without the giving of notice or the passage of time) under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to, any provision of any agreement affecting obligations of Buyer for borrowed money, or (c) subject to the governmental filings referred to in Section 4.4 a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license applicable to Buyer, other than breaches, violations, defaults or encumbrances which would not prevent, delay or hinder the consummation of the transactions contemplated by this Agreement.

      4.4   Governmental Consents.  Other than as required under the HSR Act,
            ---------------------
no notices, reports or other filings are required to be made by Buyer with, and no consents, registrations, approvals, permits, licenses, orders or authorizations are required to be obtained by Buyer from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement.

      4.5   Litigation.  There is no claim, action, suit or proceeding pending
            ----------
or, to the knowledge of Buyer, threatened against Buyer which would or may prevent, delay or hinder the consummation of the transactions contemplated by this Agreement.

      4.6   Commitment for Funds.  Buyer has financial resources or financing
            --------------------
commitments from investors or financial institution sufficient to enable Buyer to pay the Purchase Price at the Closing.

      4.7   Finders' Fee.  Buyer has not employed any broker or finder or
            ------------
incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.


ARTICLE 5.  AGREEMENTS PRIOR TO THE CLOSING.
---------   -------------------------------

      The parties hereto covenant and agree as follows:

      5.1   Actions Pending Closing.  Except as otherwise contemplated by this
            -----------------------
Agreement and as Buyer may otherwise consent, pending the Closing:

      (a) Seller and each Subsidiary shall conduct and carry on the Rail Business in the ordinary course consistent with past practice;

      (b) Seller and each Subsidiary shall use reasonable efforts to preserve the Subject Assets and the relationships of the Rail Business with employees, customers, suppliers and others having business relationships with the Rail Business;

      (c) Neither Seller nor any Subsidiary shall sell, lease, mortgage, pledge or otherwise acquire or dispose of any material amount of assets or properties used in connection with the Rail Business except in the ordinary course of business;

      (d)   Except as may be  required by the Significant Contracts  listed on
Schedule 3.11 and except for increases or changes in the ordinary course of business consistent with past practice, neither Seller nor any subsidiary shall increase or otherwise change the rate or nature of the compensation (including, without limitation, wages, salaries, bonuses and other benefits) paid or payable to any employee of the Rail Business;

      (e) Neither Seller nor any Subsidiary shall enter into, or become obligated under, any contract, agreement, commitment, arrangement or plan with respect to the Rail Business except in the ordinary course of business or as contemplated by this Agreement;

      (f) Except for changes occurring through performance in the ordinary course of business, neither Seller nor any Subsidiary shall change, amend, terminate or otherwise modify any of the Significant Contracts listed in
Schedule 3.11;

      (g) Seller and each Subsidiary shall use reasonable efforts to maintain in full force and effect policies of insurance of the same type, character and coverage as the policies of insurance relating to the Rail Business in effect on the date of this Agreement and shall give Buyer prompt written notice of any and all changes that may occur between the date hereof and the Closing Date with respect to the insurance coverages thereunder, provided that Seller shall not be obligated to maintain any insurance with respect to the Subject Assets or the Rail Business after the Closing; and

      (h) Seller shall use reasonable efforts and take available measures to repair the damage to the production facility of Portec Canada caused by the October 1997 fire and to return such facility as soon as reasonably practicable to its pre-fire condition and capacity for pre-fire production levels.

      5.2   Access and Rights of Inspection.  Buyer and its counsel,
            -------------------------------
accountants and other representatives shall have reasonable access, during normal business hours and so as not to interfere with the business operations of the Rail Business, to all properties, contracts, books and records used in or relating to the Rail Business. Seller will furnish Buyer copies of such documents relating to the Rail Business as Buyer may reasonably request from time to time prior to the Closing.

      5.3   Confidentiality.  All data and information received by Buyer in
            ---------------
connection with this transaction shall be held in strict confidence by Buyer, and, unless and until the transactions contemplated by this Agreement shall have been consummated, Buyer shall not use such data or information or disclose the same to others (other than counsel, accountants and other representatives of Buyer engaged in connection with this transaction, who shall be subject to the provisions of this Section 5.3), except with the written permission of Seller; provided, however, that the foregoing restrictions shall not apply to any such information (a) that is or becomes in the public domain by publication or otherwise through no action of Buyer or any of its officers, agents, representatives or employees, (b) that was known to Buyer at the time of disclosure thereof, (c) that is rightfully obtained by Buyer from a third party that has the legal right to disclose such information, or (d) that Buyer is required by any legal process or proceeding to disclose. In the event that this Agreement is terminated, Buyer shall return to Seller, at Seller's request, all data and information received by Buyer, including copies thereof, and Buyer shall continue to maintain the confidentiality of all such information.

      5.4   HSR Act.  Promptly after the execution of this Agreement, Buyer
            -------
and Seller shall file their respective notification forms under the HSR Act with respect to the purchase and sale of the Subject Assets and shall thereafter make any other required submissions under the HSR Act in connection therewith.

      5.5   Fulfillment of Conditions.  Each party hereto shall use its
            -------------------------
reasonable best efforts to take or cause to be taken all actions reasonably necessary or appropriate to cause the conditions set forth in Article 6 to be satisfied at or prior to Closing.

      5.6   Notice.  Buyer and Seller shall each promptly notify the other of
            ------
any material occurrence, event or other change which would cause the representations and warranties made herein by either party to be untrue, incomplete or incorrect or if either party receives notice or reason to believe that the agreements to be performed hereunder prior to the Closing shall not be fully performed.

ARTICLE 6.  CONDITIONS.
---------   ----------

      6.1   Conditions to the Obligations of Buyer.  The obligations of Buyer
            --------------------------------------
to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

      (a)   Representations and Warranties True; Covenants Performed.  Each of
            --------------------------------------------------------
the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if repeated as of the Closing Date. All agreements to be performed hereunder by Seller at or prior to the Closing Date shall have been fully performed in all material respects.

      (b)   Certificate.  Buyer shall have received a certificate dated the
            -----------
Closing Date signed by the President or any Vice President of Seller stating that:

            (i) the representations and warranties of Seller made herein are true and correct in all material respects as of the Closing Date; and

            (ii) Seller has performed in all material respects all agreements required to be performed by it at or prior to the Closing Date.

      (c)   Legal Opinion.  Buyer shall have received the legal opinion of
            -------------
Seller's counsel dated the Closing Date with respect to the matters contained in Section 3.2 of this Agreement.

      (d)   Consents.  Seller shall have made any and all filings and
            --------
registrations, and received any and all material consents, approvals, waivers, permits and authorizations, required to be made or obtained by it in connection with the transactions contemplated by this Agreement, and all such consents, approvals, waivers, permits and authorizations shall be in full force and effect.

      (e)   Consents to Assignments.  Written consents and releases of liens,
            -----------------------
in form and substance satisfactory to counsel for Buyer, to the assignment of such of the contracts and other assets included in the Subject Assets and to release all liens thereon, as counsel for Buyer shall deem reasonably appro-priate, shall have been received.

      (f)   Litigation.  No suit or other action shall have been instituted by
            ----------
any third party before any court or threatened seeking to restrain, prohibit or obtain substantial damages in connection with the transactions contemplated by this Agreement.

      (g)   HSR Act Waiting Period.  The waiting period (and any extension
            ----------------------
thereof) applicable to the transactions contemplated in this Agreement under the HSR Act shall have been terminated or shall have otherwise expired.

      6.2   Conditions to the Obligations of Seller.  The obligations of
            ---------------------------------------
Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

      (a)   Representations and Warranties True; Covenants Performed.  Each of
            --------------------------------------------------------
the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if repeated as of the Closing Date. All agreements to be performed hereunder by Buyer at or prior to the Closing Date shall have been fully performed in all material respects.

      (b)   Certificate.  Seller shall have received a certificate dated the
            -----------
Closing Date signed by the President or any Vice President of Buyer stating that:

            (i) the representations and warranties of Buyer made herein are true and correct in all material respects as of the Closing Date; and

            (ii) Buyer has performed in all material respects all agreements required to be performed by it at or prior to the Closing Date.

      (c)   Consents.  Buyer shall have made any and all filings and
            --------
registrations, and received any and all material consents, approvals, waivers, permits and authorizations, required to be made or obtained by it in connection with the transactions contemplated by this Agreement, and all such consents, approvals, waivers, permits and authorizations shall be in full force and effect.

      (d)   Litigation.  No suit or other action shall have been instituted by
            ----------
any third party before any court or threatened seeking to restrain, prohibit or obtain substantial damages in connection with the transactions contemplated by this Agreement.

      (e)   HSR Act Waiting Period.  The waiting period (and any extension
            ----------------------
thereof) applicable to the transactions contemplated in this Agreement under the HSR Act shall have been terminated or shall have otherwise expired.

      (f)   Wynantskill Improvement Association, Inc.  Buyer shall have become
            -----------------------------------------
a member of the Wynantskill Improvement Association, Inc. ("WIA") and Seller shall cease being a member of WIA.

ARTICLE 7.  ADDITIONAL AGREEMENTS.
---------   ---------------------

      7.1   Further Assurance; Nonassignable Contracts.  From time to time
            ------------------------------------------
after the Closing, at the request of Buyer and without further consideration, Seller shall execute and deliver such further instruments of transfer and assignment (in addition to those delivered under Section 2.3) and take such other action as Buyer may reasonably request to more effectively transfer and assign to, and vest in or license to, Buyer each of the Subject Assets. From time to time after the Closing, at the request of Seller and without compensation, Buyer shall execute and deliver such further instruments of assumption (in addition to those delivered under Section 2.2) and take such other action as Seller may reasonably request to more effectively evidence and assure Buyer's assumption of the Assumed Liabilities. In the event that the assignment of any lease, contract or other written instrument included in the Subject Assets shall require the consent of other parties thereto, this Agreement shall not constitute a contract for the assignment thereof to the extent that an attempted assignment would constitute a breach thereof; however, Seller shall use all reasonable efforts before the Closing, if possible, and after the Closing, as needed, to obtain any necessary consents or waivers to assure Buyer of the benefits of any such lease, contract, or instrument and shall hold for the benefit of Buyer, to the extent consented to by Buyer, any lease, contract or instrument that may not be assigned to Buyer.

      7.2   Employees and Employee Benefits.  (a) Buyer agrees to offer
            -------------------------------
employment effective upon the Closing to all employees of Seller and each Subsidiary employed by Seller and each Subsidiary in connection with the Rail Business immediately prior to the Closing upon terms and conditions of employment substantially equivalent to those provided by Seller and each Subsidiary immediately prior to the Closing. Buyer further agrees not to take any action, from the date hereof through 60 days after the Closing that could be construed as a "plant closing" or a "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section Section 2101-2109 (the "WARN Act"). In the event of an employment action by Buyer upon or following the Closing for which notice is required under the WARN Act, Buyer agrees to indemnify and hold Seller and each Subsidiary harmless with respect to any liabilities, assessments, penalties, costs and/or attorneys' fees incurred by Seller and each Subsidiary as a result of any failure, or alleged failure, to provide notice as may be required under said Act. In the event that Buyer terminates the employment of any former employee of Seller and each Subsidiary employed by Buyer after the Closing, Buyer shall have sole responsibility for providing any applicable unemployment compensation and severance benefits. This Section 7.2 is not intended to be a guarantee of employment to any person, and the employees of the Rail Business shall not be entitled to enforce this Section as third party beneficiaries.

      (b)   Retirement Plan.  Certain Employees and Former Employees
            ---------------
participate in the Portec, Inc. Employees' Retirement Program, a qualified defined benefit pension plan (the "Retirement Plan"). Seller shall cause the appropriate assets and liabilities of the Retirement Plan attributable to such Employees and Former Employees to be transferred from the Retirement Plan to a qualified defined benefit pension plan to be established by Buyer or any of its affiliates (the "Buyer's Retirement Plan"), as more fully described in this Section 7.2. Buyer's Retirement Plan shall comply with applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder. Buyer shall apply for a favorable determination from the Internal Revenue Service ("IRS") stating that the Buyer's Retirement Plan meets such requirements. Buyer shall take all actions necessary to secure such favorable determination, including any revisions to Buyer's Retirement Plan required by the IRS as a condition to the issuance of such favorable determination. Buyer shall provide Seller with a copy of such favorable determination immediately upon receipt thereof. Buyer represents and warrants that Buyer's Retirement Plan will be maintained in compliance in all material respects with its terms, and with the requirements prescribed in any applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. Buyer's Retirement Plan will provide that (i) such Employees' and Former Employees' accrued benefits under the Retirement Plan as of the Closing Date will be transferred to and credited under Buyer's Retirement Plan, and (ii) such Employees' and Former Employees' periods of vesting service and eligibility service under the Retirement Plan as of the Closing Date will be credited for purposes of determining vesting and eligibility under Buyer's Retirement Plan; provided however, that credited service under the Retirement Plan prior to the Closing Date will not be credited for purposes of determining benefit accruals on and after the Closing Date under Buyer's Retirement Plan. Buyer's Retirement Plan shall, as of the Closing Date, provide, with respect to service with Seller and any Subsidiary before the Closing Date, benefits, rights and features that are identical in all material respects to those provided by the Retirement Plan to such Employees and Former Employees as of the Closing Date. Buyer's Retirement Plan shall, as of the Closing Date provide, with respect to service with Buyer and its affiliates after the Closing Date, such Employees and Former Employees who participate in the Retirement Plan with either (i) benefits that are identical in all material respects to those provided by the Retirement Plan to the Employees and Former Employees as of the Closing Date, or (ii) benefits on the same terms as those applicable to similarly situated employees of Buyer and its affiliates who participate in Buyer's Retirement Plan. Subject to the preceding provisions of this paragraph, Buyer shall retain the right to terminate or amend Buyer's Retirement Plan at any time after the Closing Date as it pertains to the Employees and Former Employees, in Buyer's sole discretion.

      Assets of the Retirement Plan shall be allocated as of the Closing Date in two portions- (1) those to be retained in the Retirement Plan, and (2) those attributable to such Employees and Former Employees and to be transferred to the Buyer's Retirement Plan. Such allocation shall be performed in accordance with the provisions of Section 414(l) of the Code and the regulations issued thereunder. The Retirement Plan's actuaries will make all necessary calculations for determining such allocation of assets of the Retirement Plan, in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (the "PBGC") for purposes of valuing annuities of trustee plans, as set forth in section 4044.52(a)(1-4) of current PBGC regulations issued under section 4044 of ERISA. In addition, the Retirement Plan's actuaries will provide Seller (at Seller's expense) with an actuarial statement drawn up in accordance with IRS regulations issued under
Section 414(l) of the Code, to be filed with Internal Revenue Service Form 5310-A, and the underlying information necessary to prepare the statement. Upon receiving this information from the Retirement Plan's actuaries, Seller shall immediately deliver to Buyer for its review a copy of the actuarial statement and such underlying information. Buyer shall have 14 days to notify Seller in writing of any objections regarding such determination of the allocation of Retirement Plan assets. If Buyer does not timely notify Seller of any objections, the calculations shall be final and binding on all parties. If Buyer timely notifies Seller of any objections resulting from Buyer's review of the statement by the Retirement Plan's actuaries, which Buyer and Seller cannot resolve within 30 days of the date Buyer notifies Seller of such objections, Seller and Buyer shall appoint an actuarial firm satisfactory to both parties (the cost of which shall be shared equally by Seller and Buyer) to resolve such objections, which resolution shall be final and binding on all parties. As soon as practicable following the Closing Date, but not prior to the date on which Buyer and Seller reach agreement on the amount to be transferred, and not prior to the date on which (i) Buyer and Seller reach agreement on the amount to be transferred, Buyer has provided all documentation required by the trustee of the Retirement Plan, and (ii) the aforementioned favorable IRS determination is received with respect to Buyer's Retirement Plan, Seller shall cause assets of the Retirement Plan attributable to such Employees and Former Employees, as determined above, plus interest at the rate of 8%, per annum, calculated from the Closing Date to the date such assets are actually transferred, to be transferred in cash to Buyer's Retirement Plan. Until the assets of the Retirement Plan are transferred to Buyer's Retirement Plan, Seller will continue to process distributions required to be made to Employees and Former Employees under the Retirement Plan on and after the Closing Date in accordance with its terms and procedures; furthermore, the Retirement Plan asset amount to be transferred to the Buyer's Retirement Plan described in the preceding sentence shall be adjusted to account for all such distributions following the Closing Date and prior to the date of transfer.

      (c)   Savings Plan.
            ------------
      (i) Certain Employees and Former Employees participate in the Portec, Inc. Savings and Investment Plan (the "Savings Plan"), a qualified 401(k) defined contribution plan. Seller shall cause the assets and liabilities of the Savings Plan attributable to such Employees and Former Employees to be transferred from the Savings Plan to a qualified 401(k) plan maintained by Buyer or any of its affiliates which complies with applicable requirements of the Code and regulations issued thereunder, and has received a favorable determination from the Internal Revenue Service stating that the plan meets such requirements (the "Buyer's Savings Plan"). Buyer represents and warrants that Buyer's Savings Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed in any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Buyer's Savings Plan shall provide that such Employees' and Former Employees' periods of service credited under the Savings Plan as of the Closing Date will be transferred to and credited for all purposes under Buyer's Savings Plan. With respect to all amounts transferred to Buyer's Savings Plan, and investments earnings credited thereto, Buyer's Savings Plan shall at the Closing Date provide loans, withdrawals and distributions on terms that are similar in all material respects to those provided by the Savings Plan to the Employees and Former Employees as of the Closing Date. With respect to service after the Closing Date, Buyer's Savings Plan shall at the Closing Date provide coverage to said Employees and Former Employees on the same terms as those applicable to similarly situated employees of Buyer who participate in Buyer's Saving Plan. Subject to the preceding provisions of this paragraph, Buyer shall retain the right to terminate or amend Buyer's Savings Plan at any time after the Closing Date as it pertains to the Employees and Former Employees, in Buyer's sole discretion.

      (ii) The assets and liabilities of the Savings Plan to be conveyed to Buyer's Savings Plan shall be the total of all account balances of said Employees and Former Employees under the Savings Plan calculated as of the valuation date next following the Closing Date (the "Savings Plan Transfer Date"). Such account balances shall reflect all contributions earned under the Savings Plan by said Employees and Former Employees as of the Closing
Date. Such assets and liabilities of the Savings Plan, plus or minus estimated investment returns from the Savings Plan Transfer Date to the date such assets and liabilities are actually conveyed, shall be conveyed in cash to Buyer's Savings Plan as soon as practicable following the Savings Plan Transfer Date, but no later than the last day of the month following the month in which the Closing Date occurs. The estimated investment returns shall be based on procedures set forth in Schedule 7.2(c) or as mutually agreed upon by the parties. Until the assets of the Savings Plan are transferred to Buyer's Savings Plan, Seller will continue to process distributions, withdrawals and loan repayments required to be made to or by Employees and Former Employees under the Savings Plan on and after the Closing Date in accordance with its terms and procedures.

      (d)   Supplemental Retirement Income Plan.  Certain Employees and Former
            -----------------------------------
Employees participate in the Supplemental Retirement Income Plan for Salaried Employees of Portec, Inc. (the "Supplemental Plan"). Effective as of the Closing Date, each Employee (i) shall be fully vested in his benefit accrued under the Supplemental Plan as of the Closing Date, and (ii) shall accrue no additional benefit under the Supplemental Plan from and after the Closing Date, and each Employee and Former Employee shall receive distribution of his accrued benefit under the Supplemental Plan, determined as of the Closing Date, pursuant to the terms of the Supplemental Plan as they exist on the Closing Date. Buyer shall have no liability or responsibility for any aspect of the Supplemental Plan.

      (e)   Stock Benefit Plan.  Buyer shall have no liability or
            ------------------
responsibility for the 1988 Portec, Inc. Employee Stock Benefit Plan.

      (f)   Welfare Benefit Plans.  Certain Employees and Former Employees and
            ---------------------
their dependents are covered by welfare benefit plans maintained by Seller or its affiliates providing medical, dental, life insurance, long term disability, short term disability, accidental death and dismemberment and severance benefits (the "Seller's Welfare Benefit Plans"). Such Employees and Former Employees and their dependents shall be entitled to benefits under Seller's Welfare Benefit Plans with respect to claims made thereunder on or before the Closing Date. Effective as of the Closing Date, Buyer shall provide welfare benefits to Employees and Former Employees and their dependents under welfare benefit plans maintained by Buyer (the "Buyer's Welfare Benefit Plans"). Buyer's Welfare Benefit Plans shall provide Employees and Former Employees and their dependents with welfare benefits that are substantially similar to those, from time to time, provided to similarly situated employees and former employees of Buyer and its affiliates and their dependents. Buyer shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in Buyer's Welfare Benefit Plans as they apply to Employees and Former Employees and their dependents. Any expenses incurred on or before the Closing Date by an Employee or Former Employee, or his dependent, under Seller's Welfare Benefit Plans, shall be taken into account for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions under Buyer's Welfare Benefit Plans.

      (g)   Service.  Each of Buyer's employee benefit plans shall recognize
            -------
service of Employees with Seller and each Subsidiary, and their respective predecessors, prior to the Closing Date, for all purposes for which such service was recognized under any Division Employee Plan; provided, however, an Employee's service with Seller shall not be recognized for the purpose of determining any benefit accruals under any defined benefit plan of Buyer.

      7.3   Collection of Receivables.  After the Closing, Buyer shall have
            -------------------------
the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder and to deliver to Seller for immediate endorsement any checks payable to Seller or any Subsidiary that are received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time any cash or other property that Seller or any Subsidiary may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the Subject Assets required to be transferred by it to Buyer pursuant to the provisions hereof. Payments received from customers of the Division having unpaid invoices as of the Closing shall be applied to such invoices in the order they were issued, unless otherwise specified by the customer.

      7.4   Bulk Sales Laws.  Buyer and Seller agree to waive compliance by
            ---------------
Seller with the obligations imposed on vendors under any applicable bulk sales laws applicable to the transactions contemplated by this Agreement.

      7.5   Cooperation.  After the Closing, each of Buyer and Seller, at its
            -----------
own cost, shall make available to the other (and to the other's representa-tives), and shall give the other (and the other's representatives) access to, all personnel and all facilities included in the Subject Assets reasonably required by the other in connection with contesting any claim or obligation retained by Seller as an Excluded Liability or contesting any claim or obligation transferred to Buyer as an Assumed Liability.

      7.6   Tax Matters.
            -----------
      (a) Seller shall be responsible for all federal, state, local and foreign income taxes and franchise taxes which are based on net income, and any interest or penalties thereon ("Income Taxes"), of the Rail Business with respect to tax periods or portions of periods ending before the Closing Date.

      (b) Seller will include in 1997 income tax returns the results of operations of the Rail Business from January 1, 1997 through the close of business on the day prior to the Closing Date, and Seller shall bear any income tax liability associated therewith. Buyer and Seller agree to furnish or cause to be furnished to each other such other assistance as may be reasonably requested by the other in connection with income tax matters, including, but not limited to, any audit or any other proceeding relating to the determination of any tax liabilities.

      (c) Any refunds or credits of Income Taxes (including any interest thereon) received by or credited to Seller or any Subsidiary related to the Rail Business attributable to periods or portions of periods ending prior to the Closing Date (including any interest thereof) received by or credited to Seller or any Subsidiary ("Seller's Refunds"), shall be for the benefit of Seller, and Seller shall have the sole right, at its expense, to pursue any Seller's Refunds (including filing amended returns and applying for analogous relief) and Buyer shall pay over to Seller any Seller's Refunds immediately upon receipt thereof.

      7.7   Confidential Information.  Following the Closing, Seller shall
            ------------------------
hold in strict confidence, and not use for the benefit of Seller all confidential information relating exclusively to the Rail Business, including, but not limited to trade secrets, customer lists, operational methods, marketing plans or strategies, product development techniques or plans, equipment design, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs relating to the Rail Business; provided, however, that the foregoing restrictions shall not apply to any such information (a) that is or becomes in the public domain by publication or otherwise through no action of Seller or any of its officers, agents, representatives or employees, (b) that is rightfully obtained by Seller from a third party that has the legal right to disclosure of such information, or (c) that Seller is required by any legal process or proceeding to disclose.

      7.8   Preservation of Books and Records.  (a) For a period of seven
            ---------------------------------
years from the Closing Date:

            (i) Buyer shall not dispose of or destroy any of the Books and Records relating to periods prior to the Closing without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction.

            (ii) Buyer shall allow Seller and its agents access to all Books and Records on reasonable notice and at reasonable times at Buyer's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer's business.

            (iii) Buyer shall make available to Seller upon reasonable notice to Seller and at reasonable times and upon written request (A) Buyer's personnel to assist Seller in locating and obtaining any Books and Records and (B) Buyer's personnel whose assistance or participation is reasonably required by Seller or any Subsidiary in anticipation of, or preparation for, existing or future litigation or other matters in which Seller or any Subsidiary is involved. Seller shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer in performing the covenants contained in this Section 7.8(a).

      (b) The seven-year period referred to in Section 7.8(a) shall be extended in the event that any litigation or investigation has been commenced or is pending or threatened at the termination of such seven-year period against Seller or any Subsidiary and such extension shall continue until any such litigation or investigation has been settled through judgment or otherwise or in no longer pending or threatened.

      7.9   Troy, New York Real Estate.  For one (1) year after the Closing
            --------------------------
Date, Buyer shall not, nor will Buyer allow others to, perform excavation or other activities on the facility located in Troy, New York, as set forth on
Schedule 1.1(c), that would result in the disturbance or exposure of subsurface soils, materials, or conditions below one foot of the ground surface unless such activities are mandated by a governmental agency or court order, and then only after prior written notice to the Seller.

      7.10  Release.   Effective as of the Closing, Buyer does hereby remise,
            -------
release, acquit and forever discharge each of Seller and the officers, directors, employees, attorneys and successors and assigns of Seller (collectively, the "Releasees"), of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, which Buyer now has, owns or holds or has at any time previously had, owned or held against the Releasees with respect to Seller's Troy, New York Real Estate.

      7.11  Covenant Not to Compete.  Buyer agrees that, for a period of five
            -----------------------
years from the Closing Date, it shall not engage in direct or indirect competition in North America with Seller, any Subsidiary or any successor in interest of Seller, in the manufacture, sale or distribution of any products currently manufactured, sold or distributed by Seller's Flomaster or Pathfinder Divisions.

      7.12  Supply Arrangement.  Seller and Buyer agree that, for a period of
            ------------------
not less than one year from the Closing Date, Seller or any successor in interest of Seller shall use reasonable efforts to supply Portec U.K. with component parts for Pathfinder products on terms and conditions of sale as currently in effect, subject to price increases not to exceed 5% of current prices.

      7.13  Name Changes.  Buyer agrees that, within 90 days of the Closing
            ------------
Date, it shall change the corporate names of Portec U.K. and Portec Canada to any of the following: (a) Portec Rail Products, Inc., (b) Portec Rail Products, Ltd., (c) P&M, Ltd., or (d) any name which does not include "Portec" or which includes Portec and specifically refers to the Rail Business or a product of the Rail Business. Seller agrees that on or after the Closing Date Buyer may change its corporate name to Portec Rail Products, Inc.

ARTICLE 8.  TERMINATION OF AGREEMENT.
---------   ------------------------

      8.1   Termination.  At any time prior to the Closing, this Agreement may
            -----------
be terminated (a) by mutual consent of the parties, (b) by either party if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein that cannot be cured in all material respects on or prior to the anticipated Closing Date, (c) by Buyer if the conditions stated in Section
6.1 have not been satisfied at or prior to the Closing Date, (d) by Seller if the conditions stated in Section 6.2 have not been satisfied at or prior to the Closing Date, or (e) by Buyer or Seller if the Closing has not occurred by January 31, 1998, provided that the delay is not caused by the willful action of the terminating party.

      8.2   Effect of Termination.   If this Agreement shall be terminated
            ---------------------
pursuant to Section 8.1, all obligations of the parties hereunder (except the obligations set forth in Sections 5.3, 8.2 and 9.1) shall terminate. If such termination shall result from the willful failure of a party to perform a condition or covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be liable for any and all costs and expenses (including but not limited to reasonable attorneys' fees) incurred by the other party.

ARTICLE 9.  MISCELLANEOUS.
---------   -------------

      9.1   Fees and Expenses.  Except as provided in Section 9.2, each of the
            -----------------
parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

      9.2   Special Taxes.  The transfer, sales and other taxes, if any, re-
            -------------
quired to be paid in connection with the sale, transfer, conveyance, and assignment of any of the Subject Assets pursuant hereto shall be borne by Buyer.

      9.3   Amendment.  This Agreement may be modified, amended and
            ---------
supplemented only by mutual written agreement of the parties hereto at any time prior to the Closing.

      9.4   Waiver.  Any party may waive any condition intended to be for its
            ------
benefit, provided each such waiver shall be in writing signed by the waiving party or parties.

      9.5   Correspondence.  Seller authorizes and empowers Buyer after the
            --------------
Closing: (i) to open all mail and other communications addressed to the Rail Business which are received by Buyer and (ii) to deal with the contents of such communications in a proper manner. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller pertaining to the operation of the Division after the Closing Date or the Subject Assets and any monies, checks or other instruments of payment to which Buyer is entitled. Buyer will promptly deliver to Seller the original of any mail or other communication received by Buyer pertaining to the operation of the Rail Business prior to the Closing Date.

      9.6   Governing Law.  This Agreement shall be construed under and
            -------------
governed by the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

      9.7   Notices.  All notices, requests, demands and other communications
            -------
in connection with this Agreement shall be made in writing addressed as follows:

      To Seller:
      ---------
      Portec, Inc.
      One Hundred Field Drive, #120
      Lake Forest, IL 60045
      Facsimile:  847-735-2828
      Telephone:  847-735-2800
      Attention:  Michael T. Yonker, President and CEO

      Copy to:
      -------
      Schiff Hardin & Waite
      7200 Sears Tower
      Chicago, IL 60606
      Facsimile:  312-258-5600
      Telephone:  312-258-5606
      Attention: Robert J. Regan

      To Buyer:
      --------
      Rail Products Acquisition Corp.
      P.O. Box 4040
      Huntington, WV 25729
      Facsimile: 304-528-2765
      Telephone: 304-
      Attention: Marshall T. Reynolds

      Copy to:
      -------
      Huddleston, Bolen, Beatty, Porter & Copen
      611 Third Avenue, Post Office Box 2185
      Huntington, West Virginia 25722-2185
      Facsimile: 304-522-4312
      Telephone: 304-691-8398
      Attention: Thomas J. Murray

Each notice, request, demand and other communication shall be effective and deemed to have been received (i) if given by mail, the earlier of actual receipt or 72 hours after such communication is deposited in the mails with registered first class postage prepaid, addressed as aforesaid, (ii) if given by an overnight courier service of national recognition, the business day following the business day of deposit with such service, together with a proper air bill affixed, addressed as aforesaid and shipping charges prepaid or prearranged, or (iii) if given by any other means, when delivered to the aforesaid address. Either party may change the address to which notices are to be delivered to it by giving written notice of such other address to the other party.

      9.8   Non-survival of Representations, Warranties, Covenants and
            ----------------------------------------------------------
Agreements. None of the representations, warranties, covenants and agreements of this Agreement or any instrument delivered pursuant to this Agreement shall survive the Closing Date except for the agreements contained in Articles 1, 7 and 9 and Section 5.3. The sole remedy of either party in connection with any breach or any inaccuracy of any representation or warranty contained in Articles 3 and 4 hereof shall be to terminate this Agreement without further liability or obligation prior to the Closing except as otherwise provided in
Section 8.2.

      9.9   Entire Agreement.  This Agreement, including the Exhibits and
            ----------------
Schedules hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior promises, representations, understandings, warranties and agreements, whether written or oral, with reference to the subject matter hereof, except for the Confidentiality Agreement between Seller and Champion Industries dated July 15, 1997, which shall remain in full force and effect. The invalidity or unenforceability of any provision herein shall not affect the enforceability of any other provision hereof. Unless otherwise defined in the Exhibits or Schedules, all capitalized terms in the Exhibits and Schedules are defined as set forth in the Agreement.

      9.10  Assignability.  This Agreement shall be binding upon, and shall
            -------------
inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other party.

      9.11  Publicity and Disclosures.  Each party hereto shall furnish to the
            -------------------------
other advance copies of any press releases that it proposes to make concerning the transactions contemplated hereby and shall not disclose the terms of this Agreement without the prior consent of the other party, provided that either party, after consultation with the other party, may make such disclosures concerning the transactions contemplated hereby as such party believes are required under federal or state securities laws.

      9.12  Headings.  The headings of the Articles and Sections of this
            --------
Agreement have been inserted for the convenience of reference only and shall not be deemed to explain, limit or amplify or affect the interpretation of any of the provisions of this Agreement.

      9.13  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      IN WITNESS WHEREOF the parties hereto  have caused this Agreement to  be
executed  as   of  the  date  set   forth  above  by  their   duly  authorized
representatives.


                                    PORTEC, INC.



                                    By: /s/ Michael T. Yonker
                                        --------------------------------------
                                          Name:  Michael T. Yonker
                                          Title: President And CEO


                                    RAIL PRODUCTS ACQUISITION CORP.



                                    By: /s/ Marshall T. Reynolds
                                       -------------------------------------
                                         Name:  Marshall T. Reynolds
                                         Title: Chairman of Board and President




                   LIST OF EXHIBITS AND SCHEDULES TO THE
              ASSET PURCHASE AGREEMENT BETWEEN RAIL PRODUCTS
                    ACQUISITION CORP. AND PORTEC, INC.
                         DATED NOVEMBER 6, 1997
                         ----------------------

EXHIBITS
--------

A.     Guarantee

B.     Agreement for Assumption of Liabilities

C.     Assignment and Bill of Sale


SCHEDULES
---------

1.1 (b)     Tangible Personal Property

1.1 (c)     Real Estate

1.3         Assumed Liabilities

1.4         Excluded Liabilities

3.6         August 31, 1997 Balance Sheet

3.8         Inventories

3.11        Significant Contracts

3.13        Permits

3.14        Litigation

3.15        Employee Benefit Plans

3.16        Environmental Matters

3.18        Intellectual Property

3.19        Absence of Certain Changes

7.2 (c)     Calculation of Savings Plan Investment Returns